TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is between OLD REPUBLIC INTERNATIONAL CORPORATION (“ORI”), Chicago, Illinois and the subsidiaries of ORI that participate (the “Subsidiary” or “Subsidiaries”) by executing the attached Addendum.

WHEREAS, the parties are members of an affiliated group (“Affiliated Group”) as defined in Section 1504(a) of the Internal Revenue Code (the “Code”); and

WHEREAS, ORI’s Affiliated Group files consolidated income tax returns pursuant to Section 150l, et seq of the Code; and

WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the consolidated tax liability of the Affiliated Group among ORI and the Subsidiaries, for reimbursing ORI for payment of such tax liability, and for compensating any party for use of its losses and/or tax credits.

Now, therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.
A consolidated United States income tax return (the “Return”) shall be filed by ORI for each taxable year this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Each Subsidiary shall execute and file such consent, elections, and other documents that may be required or appropriate for the proper filing of such Returns.

This Agreement shall apply to the tax year ended December 31, 2004 and each tax year thereafter until terminated, except that if a Subsidiary joins the Affiliated Group after the 2004 tax year, this Agreement shall first apply to such Subsidiary for the tax year specified in the Addenda addingum.

This Agreement may be terminated if ORI and the Subsidiaries agree to do so. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

Suspension of this Agreement for any taxable year for which ORI and a Subsidiary cannot by law qualify to join in a consolidated Return shall not terminate the Agreement as to subsequent years.

After termination of the Agreement, each party shall cooperate with the other in supplying information necessary to contest proposed tax deficiencies or other adjustments or to pursue refunds in any consolidated tax Return, or amended Returns, filed by the parties.

2.
The terms used in this Agreement shall have the same meaning as defined in the Code or the Regulations thereunder. If any term used in this Agreement is not defined in the Code or Regulations, its meaning shall be the meaning ascribed to it by generally accepted accounting principles. All other terms shall be interpreted using their plain meanings.

3.
For each tax period, each member of the Affiliated Group shall compute its separate tax liability as if it had filed a separate tax return and shall pay such amount to ORI. For purposes of this Agreement, any liability for alternative minimum tax shall be treated as part of the member’s separate tax liability. The separate return tax liability for each member shall be computed in a manner consistent with the provisions of Regulation § 1.1552-1(a)(2)(ii), provided that the carryover of any tax attribute from a prior tax year, and the carryback of any tax attribute from a subsequent tax year, that is not available in determining the consolidated tax liability of the group for such taxable period shall be disregarded. If the sum of the amounts payable to ORI in this manner exceeds the consolidated tax liability for the year, ORI shall allocate the excess to those members whose excess losses and tax credits are absorbed in the consolidated Return in a manner that reasonably reflects the absorption of such tax attributes, and ORI shall pay to each such member its allocable portion of such excess amount within 45 days after the date of filing of the consolidated Return for such period.

4.
Each subsidiary will be required to fund ORI for all estimated, extension and final tax payments to be made to the Internal Revenue Service (the “IRS”). Estimated and extension tax payments will be based on quarterly estimates of income and interim tax return computations. Such funding will also be required to be paid to ORI within five days prior to the due date for estimated, extension and final payments to be made by ORI to the IRS, but in no event later than the due date for each such payment. Any amounts paid by a Subsidiary on account of a separate Return or separate estimated tax payments that are credited against the consolidated tax liability of the Affiliated Group shall be included in determining the payments due from such Subsidiary. Any overpayment of estimated tax should be refunded to the Subsidiary within 30 days of receipt of a refund from the IRS.

5.
If adjustments made to a Return in which ORI and a Subsidiary are included result in a final deficiency or overpayment that would have required a larger or smaller payment by ORI to a Subsidiary or by a Subsidiary to ORI, ORI shall pay to the Subsidiary or the Subsidiary shall pay to ORI, an appropriate amount proportionate to the Subsidiary’s overpayment or deficiency. Such payment shall reflect a proportionate adjustment concerning the overpayment or deficiency of the original Return. ORI shall notify each affected Subsidiary of any such deficiency or overpayment: (a) in the case of a deficiency, within 45 days of the date of final determination of the deficiency; and (b) in the case of an overpayment, within 45 days of receipt by ORI of refund of the overpayment or a notice of credit of the overpayment to another tax year or tax. ORI’s notice will advise the Subsidiary of the increase or decrease in its share of the consolidated tax liability under this Agreement. If the Subsidiary’s share decreases, ORI will pay the amount of the decrease to the Subsidiary in cash with its notice. If the Subsidiary’s share increases, the Subsidiary will pay the amount of the increase to ORI in cash within 30 days after receipt of ORI’s notice.

6.
In the event any taxes payable on the Return are not timely paid and such failure to pay results in a levy by the IRS on the assets of Subsidiary for unpaid taxes, ORI shall indemnify and reimburse Subsidiary for the amount of any such levy. Further, ORI shall indemnify and hold Subsidiary harmless for the payment of any tax ORI pays or becomes obligated to pay which is in excess of the tax payable by Subsidiary under the computations made pursuant to this Agreement.

7.
ORI and each subsidiary shall retain copies of all tax Returns, related schedules and work papers and all material records and other documents generated by them, respectively, or in their respective possession, until the expiration of the statute of limitations, including any extensions.

8.
This Agreement may be amended only in writing signed by ORI and the Subsidiaries. Together with the Addenda signed or to be signed by the Subsidiaries, it contains the entire Agreement of the parties on this subject matter. It shall be construed according to the law of the State of Illinois. It shall be applicable with respect to a Subsidiary only for periods which ORI and each Subsidiary are members of the same Affiliated Group filing a consolidated Return. No adjustments shall be made with respect to a Subsidiary for periods which ORI or the Subsidiary has filed or files a separate Return or is a member of another Affiliated Group filing a separate Return.

9.
The parties agree that additional members of the Affiliated Group, including companies that are not now members of the Affiliated Group or that do not now exist, may become parties to this Agreement in the future by executing the attached Addendum. It shall not be necessary for the existing parties to resign the Agreement, but the new party and ORI may simply sign the Addendum and it will be effective as if the existing members had resigned.

10.
This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings or agreements between them respecting such matter.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the 28th day of April, 2004.

OLD REPUBLIC INTERNATIONAL CORPORATION

By:______________________________________
Spencer LeRoy III, Senior Vice President,
Secretary and General Counsel

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